As filed with the Securities and Exchange Commission on November 21, 2013 Registration No. 333-___
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

SVB Financial Group
(Exact name of Registrant as specified in its charter)

Delaware		91-1962278
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
3003 Tasman Drive Santa Clara, California 95054
(Address, including zip code, of Principal Executive Offices)

SVB FINANCIAL GROUP DEFERRED COMPENSATION PLAN
(Full title of the plan)

Greg W. Becker President & Chief Executive Officer SVB FINANCIAL GROUP 3003 Tasman Drive, Santa Clara, California 95054 1-408-654-7400
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Michael R. Descheneaux Chief Financial Officer SVB Financial Group 3003 Tasman Drive Santa Clara, California 95054		John E. Aguirre, Esq. Wilson Sonsini Goodrich & Rosati, PC 650 Page Mill Road Palo Alto, California 94304-1050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
   Large accelerated filer ☒                                                                                             Accelerated filer ☐
   Non-accelerated filer ☐   (Do not check if a smaller reporting company) Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$15,000,000.00	100%	$15,000,000.00	$1,932

(1) The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the SVB Financial Group Deferred Compensation Plan described herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents are incorporated by reference in this registration statement: (i) the latest annual report of SVB Financial Group (the “Registrant”) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in clause (i) above (other than the portions of these documents not deemed to be filed).
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than the portions of these documents not deemed to be filed), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
The securities being registered pursuant to this registration statement represent unsecured general obligations of the Registrant (the “Obligations”) to pay certain deferred compensation in the future in accordance with the terms of the SVB Financial Group Deferred Compensation Plan (the “Plan”). The Obligations rank equally with other unsecured and unsubordinated indebtedness of the Registrant.
Under the Plan, the Registrant has provided a select group of management or highly compensated employees of the Registrant and its participating affiliates (each, a “Participating Employer”) with the opportunity to elect to defer certain eligible compensation that is otherwise payable by a Participating Employer, as set forth in the Plan. The Plan administrator (the “Administrator”) also may designate special retention incentives offered to selected key employees as eligible for deemed investment under the Plan during the retention qualifying period, as set forth in the Plan.
A Plan participant’s deferral contributions and any special retention incentives made on his or her behalf under the Plan will be credited to the participant’s account under the Plan. A participant’s Plan account will be credited with deemed investment returns equal to the experience of selected investment funds offered under the Plan, as elected by the participant in accordance with the Plan’s procedures. If a participant fails to make an investment allocation with respect to his or her Plan account, the account will be deemed invested in the Plan’s default investment fund, as determined by the Administrator in its discretion.
A participant will be 100% vested at all times in his or her deferral contributions under the Plan. A participant generally will be vested in any special retention incentives made on his or her behalf under the Plan in accordance with the vesting schedule established by the Administrator, as set forth in the Plan.
The Obligations generally are payable upon a participant’s separation from service or the date(s) elected by the participant in accordance with the terms of the Plan, subject to certain exceptions as provided in the Plan, such as the participant’s death. The Obligations generally are payable in the form of a lump sum cash payment or annual cash installment payments up to ten years, at the election of the participant made in accordance with the terms of the Plan, subject to certain exceptions as set forth in the Plan. Any vested special retention incentives are payable within sixty days of the vesting date.

A Plan participant may designate one or more beneficiaries to receive any portion of his or her Plan account payable in the event of the participant’s death, in accordance with the Plan’s procedures. Plan participants or their beneficiaries generally may not sell, transfer, anticipate, assign, hypothecate or otherwise dispose of any right or interest in the Plan.
The Registrant may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay the Obligations. Any such rabbi trust shall be constructed to constitute an unfunded arrangement that shall not affect the status of the Plan as an unfunded plan for purposes of the Employee Retirement Income Security Act or the Internal Revenue Code. The Obligations may be paid from the general assets of the Participating Employers or from the assets of any such rabbi trust.
The Registrant has reserved the right to amend or terminate the Plan at any time and for any reason, provided that any such amendment may not deprive any participant or beneficiary of all or any portion of his or her Plan account that had accrued before the amendment.
The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each Plan participant or beneficiary will be responsible for enforcing his or her own rights, if any, with respect to the Obligations.
The foregoing is not a complete description of the Obligations, and is qualified in its entirety by reference to the terms of the official Plan document.
Item 5. Interests of Named Experts and Counsel.
Inapplicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (“Section 145”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.
The Registrant’s certificate of incorporation and bylaws provide in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware.  The Registrant has entered into indemnification agreements with each of its current directors, executive officers and certain other officers. These agreements provide these individuals with additional protection regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws. The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures its directors, officers and certain other individuals against the cost of defense, settlement or payment of a judgment under certain circumstances.
Item 7. Exemption from Registration Claimed.
Inapplicable.
Item 8. Exhibits.

Exhibit Number	Description
4.1*	SVB Financial Group Deferred Compensation Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (included as part of the signature page of this Registration Statement).

*	Incorporated by reference from Exhibit 10.8 to the Registrant’s Form 10-Q filed with the SEC on November 8, 2013
Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on November 21, 2013.
SVB FINANCIAL GROUP
By: /s/ GREG W. BECKER
Greg W. Becker
President and Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Greg Becker and Michael Descheneaux, each as his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign, and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, together with all schedules and exhibits thereto, (ii) act on, sign, and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions that may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
/s/ GREG W. BECKER	President, Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2013
Greg W. Becker

/s/ MICHAEL R. DESCHENEAUX	Chief Financial Officer (Principal Financial Officer)	November 21, 2013
Michael R. Descheneaux

/s/ KAMRAN F. HUSAIN	Chief Accounting Officer (Principal Accounting Officer)	November 21, 2013
Kamran F. Husain

/s/ ROGER F. DUNBAR	Chairman of the Board	November 21, 2013
Roger F. Dunbar

/s/ ERIC A. BENHAMOU	Director	November 21, 2013
Eric A. Benhamou

/s/ DAVID M. CLAPPER	Director	November 21, 2013
David M. Clapper

/s/ JOEL P. FRIEDMAN	Director	November 21, 2013
Joel P. Friedman

/s/ C. RICHARD KRAMLICH	Director	November 21, 2013
C. Richard Kramlich

/s/ LATA KRISHNAN	Director	November 21, 2013
Lata Krishnan

/s/ JEFFREY N. MAGGIONCALDA	Director	November 21, 2013
Jeffrey N. Maggioncalda

/s/ KATE D. MITCHELL	Director	November 21, 2013
Kate D. Mitchell

/s/ JOHN F. ROBINSON	Director	November 21, 2013
John F. Robinson

/s/ GAREN K. STAGLIN	Director	November 21, 2013
Garen K. Staglin

EXHIBIT INDEX.

Exhibit Number	Description
4.1*	SVB Financial Group Deferred Compensation Plan.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included as part of the signature page of this Registration Statement).

*	Incorporated by reference from Exhibit 10.8 to the Registrant’s Form 10-Q filed with the SEC on November 8, 2013